Exhibit 99.3

PHARMACOPEIA CONFIRMS BLOCKADE OF ANGIOTENSIN II RESPONSE WITH FIRST-IN-CLASS PS433540 (DARA)

Results Demonstrate DARA’s Potential as Treatment for Hypertension

September 27, 2007, Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced confirmation of the ability of PS433540 (DARA) to block the angiotensin II (AII) response in a Phase 1 trial in healthy volunteers. Numerous similar studies with other agents that block the renin-angiotensin system support that this result is a strong indication that PS433540 can be expected to lower blood pressure in hypertensive patients. The study showed that all doses of PS433540 compared with placebo produced a statistically significant (p<0.01) inhibition of the expected AII-induced increase in blood pressure. Additionally, the findings showed that the 250 mg and 500 mg doses of PS433540 were at least as effective in blocking the AII response as irbesartan, a leading angiotensin receptor blocker for the treatment of hypertension. Furthermore, support for once-a-day oral dosing was provided by PS433540’s ability in this study to block the angiotensin II induced blood pressure increase for 24 hours.

“The AII challenge study has been frequently used to confirm the pharmacology and establish the dose for Phase 2 evaluation of compounds that block the renin-angiotensin system,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “These positive findings are exciting as they give us further confidence in the DARA concept at a relatively early stage of clinical development.”

This AII challenge study was a double-blind evaluation of placebo and four dose levels of PS433540 (20, 100, 250 and 500 mg) and open label 300 mg of irbesartan in healthy male volunteers.  Seventeen subjects received each of the six treatments once, at weekly intervals.  At baseline and 2, 4, 12 and 24 hours post-dose, subjects received a six-minute infusion of AII and had their blood pressure measured.

“These encouraging results combined with the positive safety and tolerability data that we have collected from our single and multiple ascending dose studies of PS433540 paint a compelling picture of DARA as a potentially valuable new therapeutic option,” stated Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs.  “We look forward to completing our recently initiated Phase 2a trial of DARA with the hope that the findings of this AII challenge study will be confirmed in hypertensive patients.”

PS433540 is a dual-acting angiotensin and endothelin receptor antagonist (DARA) that is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540, the first and only DARA compound in development, possesses two clinically proven mechanisms of action in a single compound. The compound works by selectively blocking the action of two potent vasoconstrictor and mitogenic agents, angiotensin II (AII) and endothelin 1 (ET1), at their respective receptors.  Preclinical studies have shown that PS433540 is highly selective for the AII receptor sub-type 1 and the ET receptor sub-type A.  As such PS433540 combines the properties of an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA) in the same molecule. There are considerable preclinical and initial clinical data suggesting that compared to either agent alone, simultaneously blocking the actions of both AII and ET1 may provide significantly improved treatment options for several cardiovascular diseases.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which a Phase 2 clinical trial is underway. Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes two partnered programs currently in Phase 2 clinical trials: a CXCR2 antagonist targeting chronic obstructive pulmonary disease (COPD) and a p38 MAP kinase inhibitor for inflammatory diseases. Three partnered programs in Phase 1 clinical trials target oncology, inflammatory and respiratory diseases. Three additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic alliances are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Amy P. Sharpless
(609) 452-3643
ir_pr@pcop.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.